Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	May 9, 2019
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces First Quarter 2019 Results;

Shows Strong Sequential Improvement

First Quarter 2019 Highlights

•                  Net loss attributable to Venator of $3 million and adjusted net income attributable to Venator of $14 million compared to a net loss attributable to Venator of $69 million and adjusted net income attributable to Venator of $19 million in the prior quarter

•                  Adjusted EBITDA of $60 million compared to $45 million in 4Q18

•                  Diluted loss per share of $0.03 and adjusted diluted earnings per share of $0.13

•                  Net cash used in operating activities was $29 million and free cash flow was a use of $82 million

•                  Specialty TiO2 price and volume trends remain strong globally

Recent Developments

•                  Completed the acquisition of European TiO2 paper laminates business from Tronox on April 26, 2019

	Three months ended
	March 31,		December
(In millions, except per share amounts)	2019	2018	31, 2018
Revenues	$562	$622	$484

Net (loss) income attributable to Venator	$(3)	$78	$(69)
Adjusted net income attributable to Venator(1)	$14	$91	$19
Adjusted EBITDA(1)	$60	$157	$45

Diluted (loss) earnings per share(1)	$(0.03)	$0.73	$(0.65)
Adjusted diluted earnings per share(1)	$0.13	$0.85	$0.18

Net cash (used in) provided by operating activities	$(29)	$51	$(24)
Free cash flow(3)	$(82)	$(15)	$(79)

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported first quarter 2019 results with revenues of $562 million, net loss attributable to Venator of $3 million, adjusted net income attributable to Venator of $14 million and adjusted EBITDA of $60 million.

Simon Turner, President and CEO of Venator, commented:

“In the first quarter, we generated $60 million of adjusted EBITDA, growth of $15 million compared to the fourth quarter of 2018. We continue to execute on our strategy to enhance our specialty TiO2 leadership position while taking action to deliver on our $40 million Business improvement Program.

“Our titanium dioxide segment delivered year-on-year volume growth. While we observed clear regional differences in demand for functional products, specialty TiO2 remains robust with 11% growth. We believe customer destocking has largely run its course and expect TiO2 volumes to reflect historical seasonal growth patterns in the second half of 2019.

“We continue to be encouraged by underlying industry fundamentals, despite challenging global economic conditions. We are intensely focused on advancing our strategy of improving our cash flow generation across the cycle and delivering shareholder value.”

Segment Analysis for 1Q19 Compared to 1Q18

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $425 million in the three months ended March 31, 2019, a decrease of $31 million, or 7%, compared to the same period in 2018. The decrease was primarily due to a 6% decline in average selling prices and a 4% unfavorable impact from foreign currency translation partially offset by a 3% increase in sales volumes. The decrease in average selling prices was primarily attributable to a convergence of higher European selling prices towards North American prices and softer business conditions in Asia Pacific, partially offset by continued strength in pricing for our specialty TiO2 products globally. Sales volumes of functional TiO2 products increased in Europe primarily due to the impact of accelerated purchases by certain customers relating to Brexit and modest growth. Volumes of functional TiO2 products increased modestly in North America and decreased in Asia Pacific. Specialty TiO2 volumes increased 11% due to higher production for certain products.

Adjusted EBITDA for the Titanium Dioxide segment was $61 million, a decrease of $82 million for the three months ended March 31, 2019 compared to the same period in 2018, or a decrease of $64 million after excluding $18 million of lost earnings attributable to our Pori, Finland TiO2 manufacturing facility, which were reimbursed through insurance proceeds in 2018. The decrease was primarily a result of lower average TiO2 selling prices, higher raw material and energy costs, the aforementioned lost earnings attributable to our Pori, Finland manufacturing facility and $7 million from the sale of carbon credits in the prior year period and partially offset by higher sales volumes and a $2 million benefit from our 2019 Business Improvement Program.

Performance Additives

The Performance Additives segment generated $137 million of revenue in the three months ended March 31, 2019, a decline of $29 million, or 17%, compared to the same period in 2018. This resulted from a 14% decrease in volumes, a 2% decrease in average selling prices and a 2% decrease due to the unfavorable impact of foreign currency translation and partially offset by a 1% increase from mix and other. The decline in volumes was primarily as a result of lower demand for certain products, principally in construction-related applications driven by adverse weather conditions in North America, the impact of plant shutdowns as part of prior restructuring actions and customer destocking. Average selling prices declined due to the composition of sales within our color pigments and functional additives businesses.

Adjusted EBITDA in the Performance Additives segment was $15 million, a decrease of $9 million for the three months ended March 31, 2019 compared to the same period in 2018, primarily due to lower average selling prices and lower sales volumes, partially offset by lower raw material and energy costs, lower selling, general and administrative costs and a $1 million benefit from our 2019 Business Improvement Program.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $16 million, or $6 million higher in the three months ended March 31, 2019 compared to the same period in 2018, primarily as a result of the unfavorable impact of foreign currency translation arising from weakness in the Euro versus the U.S. dollar.

Tax Items

We recorded income tax expense of $1 million for the three months ended March 31, 2019, compared to income tax expense of $20 million for the three months ended March 31, 2018. Our adjusted effective tax rate was 38% for the three months ended March 31, 2019 compared to 19% for the same period in 2018.

Our tax expense is significantly affected by the mix of income and losses in tax jurisdictions in which we operate and valuation allowances in certain jurisdictions. As a result, we expect to see higher short to medium-term effective tax rates with significant variation by quarter. We continue to expect our adjusted long-term effective tax rate will be approximately 15% to 20% and we expect our near-term cash tax rate will be between 10% to 15%.

Liquidity and Capital Resources

As of March 31, 2019, we had cash and cash equivalents of $80 million compared with $165 million as of December 31, 2018. We have in place an undrawn asset based revolving credit facility with an available borrowing base of $264 million. As of March 31, 2019, net debt was $666 million compared to $583 million as of December 31, 2018.

In the first quarter of 2019, total capital expenditures were $52 million, of which $24 million were related to project wind-down and closure costs at our Pori, Finland TiO2 manufacturing facility. We continue to expect total capital expenditures, including capital expenditures related to the specialty TiO2 transfer program, to be approximately $130 million in 2019.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2019 results on Thursday, May 9, 2019 at 8:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10130689

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning May 9, 2019 and ending May 16, 2019.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10130689

Upcoming Conferences

During the second quarter of 2019, a member of management is expected to present at the Goldman Sachs Industrials & Materials Conference on May 15, 2019 and Deutsche Bank’s 10th Annual Global Industrials & Materials Summit on June 5-6, 2019. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended
	March 31,
(In millions, except per share amounts)	2019	2018
Revenues	$562	$622
Cost of goods sold	486	454
Operating expenses	55	51
Restructuring, impairment and plant closing and transition costs	12	9
Operating income	9	108
Interest expense, net	(11)	(10)
Other income	1	2
(Loss) income before income taxes	(1)	100
Income tax expense	(1)	(20)
Net (loss) income	(2)	80
Net income attributable to noncontrolling interests	(1)	(2)
Net (loss) income attributable to Venator	$(3)	$78

Adjusted EBITDA(1)	$60	$157
Adjusted net income(1)	$14	$91

Basic (loss) earnings per share	$(0.03)	$0.73
Diluted (loss) earnings per share	$(0.03)	$0.73
Adjusted earnings per share(1)	$0.13	$0.86
Adjusted diluted earnings per share(1)	$0.13	$0.85

Ordinary share information:
Basic shares outstanding	106.5	106.4
Diluted shares	106.8	106.8

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Favorable /
(In millions)	2019	2018	(Unfavorable)
Segment Revenues:
Titanium Dioxide	$425	$456	(7)%
Performance Additives	137	166	(17)%
Total	$562	$622	(10)%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$61	$143	(57)%
Performance Additives	15	24	(38)%
Corporate and other	(16)	(10)	(60)%
Total	$60	$157	(62)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	March 31, 2019 vs. 2018
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(6)%	(4)%	—%	3%	(7)%
Performance Additives	(2)%	(2)%	1%	(14)%	(17)%
Total Company	(5)%	(4)%	—%	(1)%	(10)%

(a)         Excludes revenues from tolling arrangements, by-products and raw materials

(b)         Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Income Tax Expense(2)		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
(In millions, except per share amounts)	2019	2018	2019	2018	2019	2018	2019	2018
Net (loss) income	$(2)	$80			$(2)	$80	$(0.02)	$0.75
Net income attributable to noncontrolling interests	(1)	(2)			(1)	(2)	(0.01)	(0.02)
Net (loss) income attributable to Venator	(3)	78			(3)	78	(0.03)	0.73
Interest expense, net	11	10
Income tax expense	1	20	(1)	(20)
Depreciation and amortization	26	34
Business acquisition and integration expenses	2	2	(1)	(1)	1	1	0.01	0.01
Separation expense, net	—	1	—	—	—	1	—	0.01
Amortization of pension and postretirement actuarial losses	4	3	(1)	—	3	3	0.03	0.02
Net plant incident costs	7	—	(2)	—	5	—	0.05	—
Restructuring, impairment, plant closing and transition costs	12	9	(4)	(1)	8	8	0.07	0.07
Adjusted(1)	$60	$157	$(9)	$(22)	$14	$91	$0.13	$0.85

Adjusted income tax expense(2)					$9	$22
Net income attributable to noncontrolling interests, net of tax					1	2
Adjusted pre-tax income					$24	$115
Adjusted effective tax rate					38%	19%

	EBITDA	Income Tax Benefit (Expense)(2)	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended December 31,	Three months ended December 31,	Three months ended December 31,	Three months ended December 31,
(In millions, except per share amounts)	2018	2018	2018	2018
Net loss	$(69)		$(69)	(0.65)
Net income attributable to noncontrolling interests	—		—	—
Net loss attributable to Venator	(69)		(69)	(0.65)
Interest expense, net	10
Income tax benefit	(18)	18
Depreciation and amortization	30
Business acquisition and integration expenses	11	—	11	0.10
Separation expense, net	1	—	1	0.01
Significant change to income tax valuation allowance(2)	—	(5)	(5)	(0.05)
Amortization of pension and postretirement actuarial losses	5	2	7	0.07
Net plant incident costs	20	(3)	17	0.16
Restructuring, impairment, plant closing and transition costs	55	2	57	0.53
Adjusted(1)	$45	$14	$19	0.18

Adjusted income tax expense(2)			$(14)
Net income attributable to noncontrolling interests, net of tax			—
Adjusted pre-tax income			$5
Adjusted effective tax rate			(280)%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	March 31,	December 31,
(In millions)	2019	2018
Cash and cash equivalents	$80	$165
Accounts and notes receivable, net	410	351
Inventories	503	538
Prepaid expenses and other current assets	70	71
Property, plant and equipment, net	985	994
Other assets	418	366
Total assets	$2,466	$2,485

Accounts payable	$346	$400
Other current liabilities	134	135
Current portion of debt	7	8
Long-term debt	739	740
Non-current payable to affiliates	34	34
Other non-current liabilities	334	313
Total equity	872	855
Total liabilities and equity	$2,466	$2,485

Table 6 — Outstanding Debt

	March 31,	December 31,
(In millions)	2019	2018
Debt:
Senior Notes	$370	$370
Term Loan Facility	363	365
Other debt	13	13
Total debt - excluding affiliates	746	748
Total cash	80	165
Net debt - excluding affiliates	$666	$583

Table 7 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
(In millions)	2019	2018
Total cash at beginning of period	$165	$238
Net cash (used in) provided by operating activities	(29)	51
Net cash used in investing activities	(53)	(67)
Net cash used in financing activities	(3)	(8)
Effect of exchange rate changes on cash	—	9
Total cash at end of period	$80	$223
Supplemental cash flow information:
Cash paid for interest	$(18)	$(19)
Cash paid for income taxes	(1)	(15)
Capital expenditures	(52)	(73)
Depreciation and amortization	26	34

Changes in primary working capital:
Accounts receivable	(61)	(50)
Inventories	35	(12)
Accounts payable	(22)	7
Total cash used in primary working capital	$(48)	$(55)

	Three months ended
	March 31,
(In millions)	2019	2018
Free cash flow(3):
Net cash (used in) provided by operating activities	$(29)	$51
Capital expenditures	(52)	(73)
Cash (investment in) received from unconsolidated affiliates, net	(1)	6
Non-recurring separation costs(a)	—	1
Total free cash flow	$(82)	$(15)

Adjusted EBITDA	$60	$157
Capital expenditures excluding cash paid for Pori rebuild	(28)	(20)
Cash paid for interest	(18)	(19)
Cash paid for income taxes	(1)	(15)
Primary working capital change	(48)	(55)
Restructuring	(7)	(9)
Maintenance & other	(4)	(16)
Net cash flows associated with Pori	(36)	(38)
Total free cash flow(3)	$(82)	$(15)

See end of press release for numbered footnote explanations

(a)         Represents payments associated with our separation from Huntsman

Footnotes

(1)         Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income before interest expense, net, income tax expense from continuing operations, depreciation and amortization, and net income attributable to noncontrolling interests, after eliminating the following: (a) business acquisition and integration expenses; (b) separation expense, net; (c) net income of discontinued operations net of tax; (d) loss on disposition of business/assets; (e) certain legal settlements and related expenses; (f) amortization of pension and postretirement actuarial losses; (g) net plant incident costs (credits); and (h) restructuring, impairment, plant closing and transition costs. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses; (b) separation expense, net; (c) net income of discontinued operations; (d) loss on disposition of business/assets; (e) certain legal settlements and related expenses; (f) amortization of pension and postretirement actuarial losses; (g) net plant incident costs (credits); (h) restructuring, impairment, plant closing and transition costs. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities. For the periods prior to our IPO, the average number of ordinary shares outstanding used to calculate basic and diluted adjusted net income per share was based on the ordinary shares that were outstanding at the time of our IPO. Adjusted net earnings (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information.

(2)         The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under U.S. GAAP.

(3)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 24 facilities, employ approximately 4,300 associates worldwide and sell our products in more than 110 countries.

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Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including global economic conditions, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, access to capital markets, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims against us, changes in government regulations, geopolitical events and cyberattacks.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.